Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Current Report on Form 8-K of our report dated September 18, 2015, related to the financial statements of Modern Round, L.L.C. appearing in Nuvola, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2016.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

Phoenix, Arizona
January 7, 2016